Exhibit 10.21

AMENDMENT TO THE

GLOBAL PAYMENTS INC.

THIRD AMENDED AND RESTATED

2000 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

This Amendment to the Global Payments Inc. Third Amended and Restated 2000 Non-Employee Director Stock Option Plan (the “Director Plan”), is hereby adopted this 28th day of March, 2007, by the Board of Directors of Global Payments Inc. (the “Company”).

WHEREAS, the Company adopted the Director Plan for the purposes set forth therein; and

WHEREAS, pursuant to Section 9 of the Director Plan, the Board of Directors of the Company has the right to amend the Director Plan with respect to certain matters; and

WHEREAS, the Board of Directors has approved and authorized this Amendment to the Director Plan;

NOW, THEREFORE, the Director Plan is hereby amended, effective as of the date hereof, in the following particulars:

1. By deleting Section 6 in its entirety and replacing it with the following:

“6. Adjustments.

(a) Mandatory Adjustments. In the event of a nonreciprocal transaction between the Company and its shareholders that causes the per-share value of the Common Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limit under Section 4 shall be adjusted proportionately, and the Board shall make such adjustments to the Plan and options as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Board may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding options; (iii) adjustment of the exercise price of outstanding options or the measure to be used to determine the amount of the benefit payable on an option; and (iv) any other adjustments that the Board determines to be equitable. Without limiting the foregoing, in the event of a subdivision of the outstanding Common Stock (stock-split), a declaration of a dividend payable in shares of Common Stock, or a combination or consolidation of the outstanding Common Stock into a lesser number of shares, the authorization limit under Section 4 shall automatically be adjusted proportionately, and the shares of Common Stock then subject to each option shall automatically, without the necessity for any additional action by the Board, be adjusted proportionately without any change in the aggregate purchase price therefor.

(b) Discretionary Adjustments. Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 6(a)), the Board may, in its sole discretion, provide (i) that options will be settled in cash rather than Common Stock, (ii) that options will become immediately vested and exercisable and will expire after a designated period of time to the extent not then exercised, (iii) that options will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding options may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Common Stock, as of a specified date associated with the transaction, over the exercise price of the option, or (v) any combination of the foregoing.

(c) General. Any discretionary adjustments made pursuant to this Section 6 shall be subject to the provisions of Section 9.”

All other provisions of the Director Plan shall remain the same.

IN WITNESS WHEREOF, Global Payments Inc., by a duly authorized officer, has executed this Amendment to the Director Plan, this 28th day of March, 2007.

GLOBAL PAYMENTS INC.

By:	/s/ SUELLYN P. TORNAY